Exhibit 5.1

May 23, 2025

OS Therapies Incorporated
115 Pullman Crossing Road, Suite #103

Grasonville, Maryland 21638

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on May 23, 2025 (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 7,493,874 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 2,164,215 shares of Common Stock issued and outstanding (the “Initial Shares”), (ii) 1,014,728 shares of Common Stock (the “Series A Conversion Shares”) issuable upon the conversion of outstanding shares of the Company’s Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (iii) 3,870,890 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”), and (iv) 444,041 shares of Common Stock (the “Additional Shares”) issuable upon receipt of the Purchaser Stockholders Approval (as defined in the Asset Purchase Agreement (as defined below)), which may, in lieu thereof, be issued in the form of a warrant to purchase an equal number of shares of Common Stock (the “Ayala Warrant”). The Shares were issued or will be issued to the Selling Stockholders pursuant to either (i) that certain Asset Purchase Agreement, dated as of January 28, 2025 (the “Asset Purchase Agreement”), by and between the Company and Ayala Pharmaceuticals, Inc. or (ii) that certain Securities Purchase Agreement, dated as of December 24, 2024 (as amended, the “Purchase Agreement” and, collectively with the Asset Purchase Agreement and the Warrants, the “Transaction Documents”), by and among the Company and the purchasers party thereto.

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Asset Purchase Agreement, (d) the Purchase Agreement, (e) Warrants, (f) the Company’s Third Amended and Restated Certificate of Incorporation, as amended to date, (g) the Company’s Amended and Restated Bylaws, as amended to date, (h) the Company’s Certificate of Designation of Rights, Preferences and Limitations of Series A Senior Convertible Preferred Stock (the “Series A Certificate of Designation”), and (i) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

May 23, 2025

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i) the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete;

(ii) that the Purchaser Stockholders Approval will be obtained pursuant to the terms of the Asset Purchase Agreement; and

(iii) that each of the Asset Purchase Agreement and the Purchase Agreement has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of the Asset Purchase Agreement or the Purchase Agreement, as applicable, to be performed by it, that the representations and warranties of each such party as set forth in the Asset Purchase Agreement or the Purchase Agreement, as applicable, when made were, and on the date hereof are, true and complete, and that each of the Asset Purchase Agreement and the Purchase Agreement constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with its terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:

1.	The Initial Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	The Series A Conversion Shares have been duly authorized and, when delivered upon the conversion of the Series A Preferred Stock, in accordance with the terms of the Series A Certificate of Designation, will be validly issued, fully paid and nonassessable.

3.	The Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the applicable Warrant, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

4.	The Additional Shares have been duly authorized and, when issued, and, if applicable, delivered and paid for upon valid exercise in accordance with the terms of the Ayala Warrant, following receipt of the Purchaser Stockholders Approval and in accordance with the terms of the Asset Purchase Agreement, will be validly issued, fully paid and nonassessable.

May 23, 2025

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP
OLSHAN FROME WOLOSKY LLP